UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On November 1, 2016, the Southwest Bank Participants used the following presentation material in a meeting with Institutional Shareholder Services.

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SOUTHWEST BANK Special Meeting of San Juan Basin Royalty Trust Unitholders to Replace Trustee Compass Bank with 30 - Year Administrator now at Southwest Bank

Summary • Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) are undertaking this proxy solicitation to remove Comp ass Bank as trustee of the San Juan Basin Royalty Trust (the “Trust”) and to nominate and appoint Southwest Bank as successor tru ste e. • Advantages Of Southwest Bank – Southwest Bank has hired Lee Ann Anderson, the administrator who had primary responsibility for administration of the Trust f or 30 years (from 1985 to 2015) – Southwest Bank is trustee for 7 other royalty trusts and maintains a staff with a collective 160 years of royalty trust exper ien ce – Southwest Bank offers an established royalty trust department with long - term continuity – Sharing of audit and staff costs across Southwest Bank’s royalty trust portfolio will lower the Trust’s administrative costs – More experienced staff means less need for third party consultant fees charged to unitholders – No ownership interest in oil companies eliminates potential conflicts of interest • Disadvantages of Compass Bank – Compass Bank’s new trust officer has only 1 year of experience and no personal knowledge of underlying issues in pending operator litigation – Only other Compass Bank employee with Trust experience is a clerical employee – Neither Compass Bank nor parent BBVA administer any other royalty trusts – Significantly escalating general and administrative expenses with inexperienced trust officer – No central location of administration of the Trust – BBVA reportedly owns more than $2 million of stock of ConocoPhillips, the Trust operator’s parent – BBVA Compass director is also a director of the entity that gathers and processes the gas produced by Trust’s properties 2

Trust History • The San Juan Basin Royalty Trust (the “Trust”) was established in November 1980 by a Trust Indenture (the “Trust Indenture”) between Southland Royalty Company and The Fort Worth National Bank. Pursuant to the Trust Indenture, Southland Royalty conveyed to the Trust a 75% net overriding royalty interest (equivalent to a net profits interest) carved out of Southland Royalty’s oil and gas leasehold and royalty interests in the San Juan Basin of northwestern New Mexico. This net overriding royalty interest (the “Royalty”) is the principal asset of the Trust. • The Trust is a New York Stock Exchange - listed entity, with units trading under the symbol “ SJT ”. • Under the Trust Indenture, the trustee is responsible for all administrative functions and decision making since the Trust itself has no employees, officers or directors. • Compass Bank, through the acquisition of the prior trustee bank, is the current trustee of the Trust. 3

Trustee Duties • Collect the monthly royalty income, review administrative costs for appropriateness, pay all expenses of the Trust and distribute remaining available income to the unitholders. • Perform all administrative duties under the Trust Indenture including oversight of the operator’s gas marketing function, review of the operator’s capital expenditure plan, investment of funds pending distribution and the prosecution of claims. • Compliance with SEC rules and regulations, including the preparation and filing of reports in a timely manner. • Maintain a website for the Trust. • Determine when needed and make required disclosures to the unitholders. • Fulfill investor relations requests and answer questions pertaining to Trust activities. • Distribute tax information to unitholders. • Hire Trust’s consultants and advisors as needed and coordinate their ongoing activities, including auditing of the operator's remittance of net proceeds to the Trust. • Make fiduciary decisions including instigating or settling litigation. 4

Why is a Change in Trustee Needed Now? • Compass Bank and Current Principal Trust Officer Lack Royalty Trust Administration Experience (see pp. 6 - 9) • Compass Bank and Current Principal Trust Officer Lack Historical Knowledge Critical to Pending Burlington Litigation (see p.10) • Significantly Escalating General & Administrative Costs Under Inexperienced Trust Officer (see p. 11) • Demonstrated Conflicts of Interest at Compass Bank and BBVA (see p. 12) 5

Compass Bank Lacks Relevant Experience Compass Bank’s statements regarding its experience and ability to administer the Trust are misleading . • Compass Bank claims: » It has successfully administered the Trust for over 10 years FACT : For 9 of those 10 years, it was Ms. Anderson who led the administration of the Trust. » It has a “similar” team of experienced trust officers and professionals, some of whom have been with the Trust for nearly 25 years FACT : Compass Bank has no current officers with over a year of experience with the Trust. The only employee of Compass Bank with long - term trust experience is a clerical employee. The experienced professionals referenced by Compass Bank include outside vendors and consultants (not employees) assembled and managed by Ms. Anderson during her tenure with the Trust. 6

Compass Bank Lacks Relevant Experience (cont’d.) • Compass Bank claims: » It has the capability to administer royalty trusts FACT: The Trust is the ONLY royalty trust for which Compass Bank serves as trustee. Southwest Bank serves as trustee for 7 other royalty trusts and disbursing agent for one other royalty trust. Compass Bank’s experience in the administration of personal trusts and estates is significantly different from royalty trust administration which requires knowledge and experience with: • SEC reporting and disclosure • Design, implementation and certification of disclosure controls and procedures and internal controls over financial reporting • Accounting guidelines, procedures and best practices applicable to the oil & gas industry and operating agreements • Unique tax reporting issues • Stock exchange rules and policies on corporate governance and unitholder communications and approvals • Stock transfer policies and procedures 7

Current Principal Trust Officer Lacks Relevant Experience • Compass Bank quickly promoted Josh Peterson to replace Ms. Anderson in October 2015 after only 21 months of bank experience. • A publicly - traded entity in the midst of complex operator litigation is not the place for a principal trust officer to “learn on the job.” Experience /Knowledge Today Management of oil and gas assets or trusts 30 years 2.3 years Royalty trust experience 30 years 1 year Accounting guidelines and procedures applicable to oil and gas industry and operating agreements 30 years 1 year SEC reporting requirements/public company experience 30 years 1 year Historical operations of Trust before 2015 30 years None Personal knowledge of relationship between Trust and Burlington before 2015 30 years None Personal knowledge of facts underlying pending Burlington litigation 30 years None Lee Ann Anderson Josh Peterson 8

Current Principal Trust Officer Lacks Relevant Experience (cont’d.) • Mr. Peterson’s experience prior to his rapid promotion to principal trust officer for the Trust in September 2015 includes the following: 2010 Received law degree from Texas Southern University — Thurgood Marshall School of Law April 2011 - May 2013 (2 years, 2 months) Oil and gas title attorney with firm in San Antonio, Texas focusing on oil and gas title examination May 2013 - January 2014 (9 months) Title examiner for title company in San Antonio, Texas February 2014 - September 2015 (1 year, 9 months) Global Wealth, Vice President for BBVA Compass -- Responsibilities included serving as liason between bank clients with accounts holding oil and gas assets that were actually managed by a third party oil and gas management company who handled all lease negotiations, revenue processing and preparation of accounting statements. 9 Compass Bank announced Mr. Peterson’s new trust officer role in a 2 - line press release. No doubt they hoped unitholders wouldn’t notice the change or lack of qualifications.

Compass Bank Team Lacks Historical Knowledge Critical to Pending Litigation • Favorable resolution of the pending litigation between the Trust and the operator of the properties, Burlington, can result in the recovery of significant amounts by the Trust on behalf of the unitholders. – Many of the pending lawsuit issues go back over a 10 - to 20 - year period during which time neither the current Trust administrator nor anyone remaining at Compass Bank was involved or has the knowledge or history of the Trust and its relationship with the operator or the compliance audit process which came out of the 1992 Trust litigation led by Ms. Anderson. – It was Ms. Anderson who initiated the pending litigation on behalf of the Trust during her tenure at Compass Bank, and it was Ms. Anderson whom Burlington called to provide deposition testimony in the pending litigation ( after her departure from Compass Bank) because of her personal knowledge of the underlying issues. Mr. Peterson has no personal knowledge of the underlying issues. – During her 30 - year tenure with and oversight of the Trust, Ms. Anderson routinely interacted with Burlington representatives on Trust matters and compiled a demonstrated record of recouping millions of dollars on behalf of the Trust based on her institutional knowledge essential to resolution of claims against Burlington. Without this historical knowledge there is little doubt that these claims would have been overlooked and unknown to Mr. Peterson or any other member of the current Compass Bank team . – Southwest Bank expects to transition into the litigation seamlessly and does not intend to change the team of trial lawyers or experts — many, if not all, of whom were selected and assembled by Ms. Anderson in the first place. 10

Escalating Trust General & Administrative Expenses Since Lee Ann Anderson left BBVA Compass in October 2015, G&A expenses have increased. If Southwest Bank becomes Trustee, the synergies can potentially save unitholders up to 10% on G&A per year. 11

Demonstrated Conflicts of Interest at Compass Bank and BBVA • Southwest Bank is a qualified independent bank based in Fort Worth, Texas, with much less potential for conflict of interest than a large global bank based in Spain. • BBVA has an individual serving as BOTH a director of the trustee’s parent AND a director of the entity that gathers and processes the gas from the Trust’s properties. – Charles McMahen is a director of both BBVA Compass (the parent of Compass Bank) and the general partner of Enterprise Products Partners LP (the gatherer and processor of gas produced from the Trust’s underlying properties). Another Enterprise Products Partners affiliate owns a facility where the Trust’s gas is processed. The revenues Enterprise Products Partners receives for gathering and processing the Trust’s gas directly impact unitholder distributions . • BBVA owns stock in the Trust operator’s parent company. – Compass Bancshares Inc., an affiliate of Compass Bank, is reported to have purchased and sold shares of ConocoPhillips, the parent company of Burlington, as recently as the fourth quarter of 2015 and the second quarter of 2016, at which time it held 54,532 shares of ConocoPhillips, valued at $2,225,996. Southwest Bank does not own equity interests in any oil and gas company. WHO IS WATCHING OUT FOR THE TRUST’S INTERESTS? 12

Why Southwest Bank is the Right Choice for Trustee • Continuity of Administration and Actual Royalty Trust Management Experience is Essential and Valuable (see p. 14) • Royalty Trusts are a Core Business for Southwest Bank (see p. 15) • Anticipated Administrative Cost Savings and the Addition of Unitholder Services (see pp. 16 - 17) 13

Continuity of Administration and Actual Royalty Trust Management Experience is Essential to Long - Term Unitholder Value • Southwest Bank is not advocating for a change, but rather a preservation of the continuity of administration by the team that has successfully led the Trust since its inception. – We believe that Ms. Anderson’s significant history and experience with the Trust combined with the tenured staff of Southwest Bank’s royalty trust management group are compelling reasons for unitholders to appoint Southwest Bank as successor trustee of the Trust. – Appointing Southwest Bank as trustee would reunite Ms. Anderson with the team of external advisors she built over the years, including in particular the compliance auditors and the trial team currently representing the Trust in pending litigation with the operator. – Due to the size of Southwest Bank’s royalty trust management group and commitment to the business, the Trust will be continuously administered by a fully dedicated team of professionals which is cross - trained and experienced in this unique type of trust administration for the life of the Trust such that, over time, the Trust will no longer be substantially dependent on the knowledge and efforts of any single individual, including Ms. Anderson. 14

Royalty Trusts are a Core Business for Southwest Bank • Southwest Bank has made the commitment to the administration of royalty trusts as part of its core business and is providing the resources and management leadership that are required by that commitment. – Southwest Bank’s royalty trust management group, led by Ron Hooper, includes 9 people with collectively 160 years of experience in administration of royalty trusts. – Southwest Bank is currently the trustee for 7 other royalty trusts in the energy sector and is the disbursing agent for another royalty trust in the energy sector. – The Trust is the ONLY royalty trust for which Compass Bank serves as trustee — evidence that royalty trust administration is not a core component of Compass Bank’s or BBVA’s business. – Southwest Bank offers a depth of experience and knowledge in royalty trust administration that Compass Bank simply does not have. The current trust officer of the Trust has no prior experience in administration of royalty trusts or publicly traded entities. 15

Anticipated Administrative Cost Savings and Additional Unitholder Services • Southwest Bank will leverage its experience gained from the administration of multiple royalty trusts to recognize efficiencies, cost savings and valuable advantages in best practices for the Trust and the unitholders. • Specifically, Southwest Bank anticipates that it can offer the following benefits to unitholders: » Estimated reduction in the Trust’s annual administrative costs of at least $200,000 through incorporating the Trust into Southwest Bank’s existing structure » Individualized tax reporting for the Trust’s beneficial holders using vendors and processes already established for other royalty trusts in Southwest Bank’s portfolio » Higher interest rates on the Trust’s reserve funds compared to rates historically earned through Compass Bank • The trustee fee structure is fixed by the Trust Indenture and will remain essentially the same. However, for the same trustee fee structure in place for Compass Bank, Southwest Bank offers unitholders the benefit of 30 years of experience with the Trust plus 130 more years of knowledge and experience of the royalty trust administration group already in place at Southwest Bank. 16

Anticipated Administrative Cost Savings and Additional Unitholder Services (cont’d.) • Southwest Bank’s royalty trust administration knowledge and experience will avoid Compass Bank’s obvious need for costly outside consultants and experts to conduct day to day operations. • Southwest Bank believes that the size and depth of its royalty trust administration group with critical cross - training and backup administration of all of its royalty trust accounts will lead to a more efficient Trust operation and administration without the need to incur the expense and distraction of recruiting and training appropriately qualified personnel for the Trust’s principal officer role or other positions when a replacement becomes necessary. 17

Compass Bank’s Self - Interested Actions • Far from being the fiduciary required by the Trust’s Indenture, we believe that Compass Bank is acting in its own self interest to preserve its own economic benefit rather than acting in the best interest of the unitholders. • Compass Bank has intentionally provided a short period of time for unitholders to vote at the special meeting. – Compass Bank set October 24, 2016 as the record date and November 21, 2016 as the special meeting date — giving unitholders only 28 days to vote from the record date to the special meeting date. – Unitholders were permitted over 35 days between the record date and the special meeting date in 2002 and 2007. – This tactic provides Southwest Bank with a very short amount of time to solicit votes while competing with a presidential election and the approaching Thanksgiving holiday. We believe that Compass Bank’s meeting date timing is an obvious tactic to frustrate the unitholders’ voting franchise to prevent its removal as trustee. 18

Compass Bank’s Self - Interested Actions (cont’d.) • Compass Bank claims that Southwest Bank did not engage with it regarding its proposal to appoint Southwest Bank as the successor trustee prior to commencing a solicitation process for the replacement of Compass Bank. – FACT : Compass Bank rejected Southwest Bank’s prior attempts in 2014 to discuss a negotiated transaction for the transition of the trustee role to Southwest Bank. Compass Bank refused again in October 2015 to discuss a transfer of the trustee role to Southwest Bank in connection with Ms. Anderson’s move to Southwest Bank. – FACT : Contrary to Compass Bank’s claim that it strives to maintain communications and continuing contact with unitholders, Compass Bank has ignored suggestions for a transition of the trustee role to Southwest Bank published in several research reports by a long - time independent research analyst providing coverage of the oil and gas industry and the Trust since 1980. (1) Southwest Bank has also learned that Compass Bank failed to reply in any way to a follow - up letter sent directly to it from this analyst in December 2015. (1) http:// www.mcdep.com /sjt151123.pdf ; http:// www.mcdep.com /sjt160621.pdf ; http:// www.mcdep.com /sjt160817.pdf ; http:// www.mcdep.com /sjt160923.pdf; http:// www.mcdep.com /sjt161020.pdf 19

Compass Bank’s Self - Interested Actions (cont’d.) – FACT : Compass Bank chose to expend Trust resources to discourage unitholders from exercising their right to even call the special meeting to provide a forum for unitholders to consider Southwest Bank’s proposals. Compass Bank has now chosen to continue to expend additional Trust resources to oppose Southwest Bank’s proposals and discourage unitholders from exercising their right to replace the trustee . – FACT : Southwest Bank is spending its own money to offer unitholders a better choice for an experienced, qualified trustee while Compass Bank is spending thousands of dollars of unitholder money to prevent its own removal and preserve its own income stream . 20

Disclaimer • In connection with their solicitation of proxies, Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) have fi led a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the solicitation of p rox ies for the special meeting of unitholders of the Trust (the “Special Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS THAT THE SOUTHWEST BANK PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROXY SOLICITATION. Investors and security holders may obtain free copies of the Special Meeting Proxy Statement and, when they are available, all other related documents filed with the SEC at th e SEC’s web site at www.sec.gov . • Each of Southwest Bank and Robert Lansford are participants in the solicitation of proxies in connection with the request to cal l the special meeting of unitholders of the Trust. Information regarding the participants in the proxy solicitation and a descript ion of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive pr oxy statement filed with the SEC. • The Southwest Bank Participants have not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements sho uld not be viewed as indicating the support of the such third party for the views expressed herein. No warranty is made that dat a o r information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. This presenta tio n includes forward - looking statements regarding the expectations of the Southwest Bank Participants, and actual results may differ materially from those contained in the forward - looking statements. 21